Exhibit 99.1

For Immediate Release

April 8, 2016

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FIRST QUARTER 2016 EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended March 31, 2016, of $827,000, or $0.47 per share of common stock, basic, and $0.46 per common share, diluted, compared to net income of $786,000, or $0.44 per share of common stock, basic and diluted, for the three months ended March 31, 2015. Basic and diluted average shares outstanding at March 31, 2016 were 1,770,917 and 1,788,972, respectively. Basic and diluted average shares outstanding at March 31, 2015 were 1,775,287 and 1,792,367, respectively.

Net income increased $41,000 during the first quarter of 2016 resulting in an annualized return on assets of 1.10%, compared to 1.03% during the first quarter of 2015. The increase in net income reflected an increase of $73,000 in net interest income and a decrease of $12,000 in noninterest expense, partially offset by a decrease of $25,000 in noninterest income and an increase of $19,000 in income taxes.

Net interest income increased to $2.7 million during the first quarter of 2016 reflecting an increase of $8,000 in interest income and a decrease of $65,000 in interest expense, as compared to the first quarter of 2015. For the three months ended March 31, 2016, our net interest margin was 3.81% compared to 3.65% for the three months ended December 31, 2015 and 3.63% for the three months ended March 31, 2015. The ratio of interest earnings assets to interest bearing liabilities at March 31, 2016 and March 31, 2015 remained stable at 1.28x.

The decrease of $25,000 in noninterest income to $1.0 million during the first quarter of 2016 was primarily due to decreases of $32,000 in gains on the sales of securities and $18,000 in net income from mortgage banking operations, partially offset by an increase of $40,000 in commission income. Noninterest expense decreased $12,000 to $2.5 million during the first quarter of 2016, as compared to the first quarter of 2015, primarily due to decreases of $60,000 in real estate owned expense and $11,000 in data processing and telecommunications expense, partially offset by an increase of $64,000 in compensation and benefits expense.

The provision for loan losses remained stable at $30,000 during the first quarters of 2016 and 2015. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $2.9 million, or 1.5% of total loans, at March 31, 2016 to be adequate. On this date, nonperforming loans totaled $1.8 million, or 0.94% of total loans.

Total assets at March 31, 2016 were $302.1 million compared to $308.6 million at December 31, 2015. Total deposits at March 31, 2016 were $243.9 million, compared to $239.3 million at December 31, 2015. Total stockholders’ equity increased to $46.5 million at March 31, 2016 from $45.6 million at December 31, 2015. The Company reported a book value per share of $25.96 at March 31, 2016. At March 31, 2016, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, common equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios of 13.4%, 18.6%, 18.6%, and 19.8%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended March 31, 2016 and 2015, have been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.